UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

FNDS3000 CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North, Suite 201

Ponte Vedra Beach, Florida 32082

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

110 Wall Street, 11th Floor

New York, New York 10005

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On September 26, 2008, Howard Solomon was appointed as a director of FNDS3000 Corp. (the “Company”). There are no understandings or arrangements between Mr. Solomon and any other person pursuant to which he was selected as a director. Mr. Solomon presently does not serve on any Company committee. Mr. Solomon may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof. Mr. Solomon does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Except for the transactions set forth below, Mr. Solomon has never entered into a transaction, nor is there any proposed transaction, between Mr. Solomon and the Company. Mr. Solomon, through Salomon Brothers Investments LLC, acquired 857,143 shares of common stock and a common stock purchase warrant to purchase 857,143 shares of common stock for a term of 2 years with an exercise price of $0.70 in connection with a private placement conducted by the Company.

Since 2007, Mr. Solomon has served as the CEO of Viceroy Capital Group, Inc. located in Atlanta, Georgia providing financing to the retail and service industries. In addition, since 1991, Mr. Solomon has served as the President and COO of I Luxury Enterprises, Inc. From 1984 through 1986, Mr. Solomon served as the CEO of Provincial Wine and Brandy Company. From 1987 to 1990, Mr. Solomon developed real estate, concentrating on a large residential project in South Africa. Howard has a Bachelor of Commerce Degree and a CTA (Certificate in Theory of Accountancy) from the University of Cape Town.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP.

Date: October 2, 2008	/s/ Joseph F. McGuire
Joseph F. McGuire
Chief Financial and Accounting Officer

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